AMRESCO, INC.

EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS



                             Three Months Ended      Six Months Ended
                                  June 30,                June 30,
                              1995        1994         1995          1994
                          ----------   ----------   ----------   -----------
Net income                $6,504,000   $5,109,000   $9,659,000   $10,045,000
                          ==========   ==========   ==========   ===========

Primary
-------
Weighted average shares
 outstanding              23,945,761   22,653,347   23,826,330    22,552,551
Net effect of dilutive
 stock options based on
 the Treasury stock method
 using average market
 price                       483,088      750,388      479,508       782,550
                          ----------   ----------   ----------    ----------
Total                     24,428,849   23,403,735   24,305,838    23,335,101
                          ==========   ==========   ==========    ==========

Earnings per share           $0.2662      $0.2183      $0.3974       $0.4305


Fully diluted (a)
-----------------
Weighted average shares
 outstanding              23,945,761   22,653,347   23,826,330    22,552,551
Net effect of dilutive
 stock options based on
 the Treasury stock method
 using the higher of
 average or ending market
 price                       603,095      754,420      567,499       792,383
                          ----------   ----------   ----------   -----------
Total                     24,548,856   23,407,767   24,393,829    23,344,934
                          ==========   ==========   ==========   ===========

Earnings per share          $0.2649     $0.2183     $0.3960     $0.4303


(a) Fully diluted earnings per share is not presented for any period in the financial statements as it is less than 3% dilutive and is, therefore, not required to be shown under Accounting Principles Board Opinion No. 15.

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